UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2018 (April 6, 2018)

EASTERLY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37522	47-3864814
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Park Avenue, 21st Floor
New York, New York	10152
(Address of principal executive offices)	(Zip Code)

(646) 712-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Failure to Satisfy a Continued Listing Rule or Standard

On April 2, 2018, Easterly Acquisition Corp., a Delaware corporation (the “Company”), received a letter (the “Notification Letter”) from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that the Company no longer complies with NASDAQ Listing Rule 5550(a)(3) for continued listing due to its failure to have a minimum of 300 public holders of the Company’s common stock. As a result, as of April 2, 2018, the Company had 45 calendar days to submit a plan to regain compliance. If NASDAQ accepts the Company’s plan, NASDAQ can grant an exception of up to 180 calendar days from April 2, 2018, to regain compliance.

The Notification Letter does not impact the Company’s listing on the NASDAQ Capital Market at this time and the Company’s common stock, units and warrants will continue to trade of the NASDAQ Capital Market under the symbols “EACQ”, “EACQU” and “EACQW”, respectively. The Notification Letter also does not impact the Company’s obligation to file periodic reports and other reports with the Securities and Exchange Commission under applicable federal securities laws.

The Company intends to submit to NASDAQ, within the requisite time, a plan to regain compliance. If NASDAQ does not accept the Company’s plan, the Company will have the opportunity to appeal NASDAQ’s decision to a NASDAQ Listing Qualifications Panel. If the Company timely appeals, the Company’s securities would remain listed pending such NASDAQ Listing Qualifications Panel’s decision. There can be no assurance that, if the Company does appeal, such appeal would be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Easterly Acquisition Corp.

Date: April 6, 2018	By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer